Exhibit 3.1

                                BY-LAW AMENDMENTS


     RESOLVED, that effective November 1, 1998, Article III, Section 3.01 of the By-Laws of the Corporation is hereby amended to increase the number of authorized directors to eleven (11).

     FURTHER RESOLVED, that effective immediately, Section 3.02 of Article III of the Company's By-laws be and it hereby is amended in its entirety to provide as follows:

     3.02. Tenure and Qualifications. Each director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his term, or until his prior death, resignation or removal. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director, and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. A director may be removed from office but only for cause (as defined herein) if the number of votes cast to remove the director exceeds the number of votes cast not to remove him; provided, however, that, if the Board of Directors, by resolution, shall have recommended removal of a director, then the shareholders may remove such director without cause by the vote referred to above. As used herein, "cause" shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction, where such conviction is no longer subject to direct appeal, or has been adjudged liable for actions or omissions in the performance of his duty to the corporation in a matter which has had a materially adverse effect on the business of the corporation, where such adjudication is no longer subject to appeal. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Chairman of the Board or to the corporation. A director's resignation is effective when the notice is delivered unless the notice specifies a later effective date. Directors need not be residents of the State of Wisconsin but must be shareholders of the corporation. Except as otherwise provided by the Board of Directors, a director shall retire no later than the end of the term in which occurs the earlier of the director's attainment of age seventy (70) or the completion of fifteen (15) years of service as a non-employee director; provided, however, that the fifteen (15) year limitation shall be inapplicable to any director who had completed at least fifteen (15) years as a non-employee director as of January 1, 1995. As used herein, a "non-employee director" shall mean a director who is not an employee of the corporation or any of its subsidiaries.